FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-165147-11

-----Original Message-----
From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]
Sent: Tuesday, October 22, 2013 2:15 PM
Subject: ★PRICED★ JPMBB 2013-C15 X-B **PUBLIC CMBS**

JPMBB COMMERCIAL MORTGAGE SECURITIES TRUST 2013-C15 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2013-C15

BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.
LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, BARCLAYS CAPITAL INC.
CO-MANAGER:	KEYBANC CAPITAL MARKETS
RATING AGENCIES:	MOODY'S/FITCH/KROLL
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

	RATINGS
CLS	(MDY/FTC/KBRA)	SIZE($MM)	WAL(YRS)*	COUPON	$PX*	SPREAD
X-B	Aa3/AA-/AAA	76.047	9.71	0.3241%	2.1938	T+165

*100CPY PRICING SCENARIO

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,192,907,350
NUMBER OF LOANS:	68
NUMBER OF PROPERTIES:	151
WA CUT-OFF LTV:	65.1%
WA MATURITY LTV:	57.9%
WA U/W DSCR:	1.53x
WA U/W NOI DEBT YIELD:	10.5%
TOP TEN LOANS %:	55.8%
WA TERM TO MATURITY (MOS):	99
WA AMORTIZATION TERM (MOS):	342
WA SEASONING (MOS):	1

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (50.9% of IPB)
BARCLAYS BANK PLC (21.5% of IPB)
STARWOOD MORTGAGE FUNDING II LLC (16.7% of IPB)
KEYBANK NATIONAL ASSOCIATION (10.8% of IPB)

TOP 5 PROPERTY TYPES:	RETAIL (28.8%), OFFICE (28.2%), MULTIFAMILY (20.4%),
HOTEL (10.0%), MAN. HOUSING (5.7%)

TOP 5 STATES:	TX (17.3%), CA (15.4%), NV (10.1%), MI (9.1%), D.C. (8.4%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS LLC
SENIOR TRUST ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	EIGHTFOLD REAL ESTATE CAPITAL FUND III, L.P.

TIMING
ANTICIPATED SETTLEMENT:	OCTOBER 29, 2013

JPM SPG SYNDICATE CONTACTS	BARCLAYS SYNDICATE CONTACTS
ANDY CHERNA 212-834-4154	BRIAN WIELE 212-412-5780
MICK WIEDRICK 212-834-4154	KENNETH ROSENBERG 212-412-5780
JENNIFER KORNBLAU 212-834-4154	MARK LACERENZA 212-412-5780

JPM CMBS BANKING CONTACT	BARCLAYS CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467	DAN VINSON 212-528-8224

JPM CMBS TRADING DESK CONTACT	BARCLAYS CMBS TRADING CONTACT
ANDY TAYLOR 212-834-3813	MAX BAKER 212-526-4223

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WITH RESPECT TO ANY ALLOCATION DESCRIBED ABOVE, YOUR ACCEPTANCE THEREOF ALSO CONFIRMS THAT YOUR DECISION WAS BASED ON YOUR INDEPENDENT REVIEW OF THE FINANCIAL CONDITION, CREDITWORTHINESS, AFFAIRS AND STATUS OF THE BORROWER AND REVIEW OF THE CREDIT AGREEMENT (AND ANY OTHER RELATED DOCUMENTATION) AS YOU HAVE DEEMED APPROPRIATE AND NOT IN RELIANCE ON ANY JPMORGAN ENTITY.
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